Exhibit 99.1

NEWS RELEASE

GREEN PLAINS RENEWABLE ENERGY, INC.

PRODUCES FIRST MILLION GALLONS OF ETHANOL AT SUPERIOR PLANT

OMAHA, NE – August 5, 2008 (Market Wire) – Green Plains Renewable Energy, Inc. (NASDAQ and AMEX: GPRE) recently completed production of the first million gallons of ethanol at its new Superior, IA, facility. The plant’s anticipated operational capacity is 55 million gallons of ethanol per year.  Additionally, the plant is expected to produce 175,000 tons of distiller grains per year.  Superior operations were initiated on July 7, 2008.

“Completion of the first million gallons of output is an important milestone for a new ethanol plant,” said Wayne Hoovestol, Chief Executive Officer. “During the first several weeks of operation, the equipment and process systems must be carefully tested, calibrated and commissioned.  The Superior plant crossed the one million gallon mark on July 29.  We expect to reach operational capacity in the near future.  The first rail cars of ethanol were loaded on August 1 and the first train loads are scheduled to be shipped out by the end of the week.”

The Superior site was selected because of the abundance of corn in the region. Green Plains owns and operates grain elevators at seven locations in the immediate vicinity. The Company’s vertically-integrated approach provides strategic advantages in managing risks, reducing costs and increasing efficiencies.

“The Superior ethanol plant and our nearby agribusiness operations complement each other,” continued Hoovestol. “The resulting model is integrated and diversified, allowing the Company to avoid certain commodity origination and marketing costs.”

About Green Plains Renewable Energy, Inc.

Green Plains, based in Omaha, NE, has the strategy of becoming a vertically-integrated, low-cost ethanol producer. Green Plains' Ethanol segment operates two plants in Iowa with a combined operating capacity of 110 million gallons of ethanol per year. Green Plains' Agribusiness segment operates grain storage facilities with a capacity of approximately 19 million bushels. Additionally, the Agribusiness segment has complementary agronomy, feed and petroleum businesses.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with plant construction and technology development, and other risk factors detailed in Green Plains' SEC filings. Additional information with respect to these and other factors, which could materially affect Green Plains and its operations, are included on certain forms Green Plains has filed with the SEC. Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contacts:

Investor Contact:

Scott B. Poor, Corporate Counsel / Director of Investor Relations

John Baldissera

Green Plains Renewable Energy, Inc.

BPC Financial Marketing

(402) 884-8700

(800) 368-1217

www.gpreinc.com